Exhibit 10.4

Hull 2749

SHIPBUILDING CONTRACT

FOR

THE CONSTRUCTION OF

ONE (1) 300,000 DWT CLASS CRUDE OIL CARRIER

HULL NO. 2749

BETWEEN

DHT HOLDINGS, INC.

(AS BUYER)

AND

HYUNDAI HEAVY INDUSTRIES CO., LTD.

(AS BUILDER)

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I N D E X

		PAGE

PREAMBLE			3

ARTICLE	I	: DESCRIPTION AND CLASS	4

	II	: CONTRACT PRICE	8

	III	: ADJUSTMENT OF THE CONTRACT PRICE	9

	IV	: INSPECTION AND APPROVAL	13

	V	: MODIFICATIONS, CHANGES AND EXTRAS	19

	VI	: TRIALS AND COMPLETION	22

	VII	: DELIVERY	26

	VIII	: DELAYS AND EXTENSIONS OF TIME (FORCE MAJEURE)	29

	IX	: WARRANTY OF QUALITY	32

	X	: PAYMENT	36

	XI	: BUYER'S DEFAULT	42

	XII	: BUYER'S SUPPLIES	45

	XIII	: ARBITRATION	47

	XIV	: SUCCESSORS AND ASSIGNS	49

	XV	: TAXES AND DUTIES	50

	XVI	: PATENTS, TRADEMARKS AND COPYRIGHTS	51

	XVII	: COMPLIANCE AND ANTI-BRIBERY	52

	XVIII	: INTERPRETATION AND GOVERNING LAW	54

	XIX	: NOTICE	55

	XX	: EFFECTIVENESS OF THIS CONTRACT	56

	XXI	: EXCLUSIVENESS	57

SCHEDULES

    EXHIBIT "A"  REFUND GUARANTEE

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SHIPBUILDING CONTRACT

THIS CONTRACT, made on this 28th day of November, 2013 by and between DHT HOLDINGS, INC., a corporation incorporated and existing under the laws of the Marshall Islands with its principal office at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (hereinafter called the "BUYER"), the party of the first part and HYUNDAI HEAVY INDUSTRIES CO., LTD., a company organized and existing under the laws of the Republic of Korea, having its principal office at 1000 Bangeojinsunhwan-Doro, Dong-Gu, Ulsan, Korea (hereinafter called the "BUILDER"), the party of the second part,

W I T N E S S E T H :

In consideration of the mutual covenants contained herein, the BUILDER agrees to design, build, launch, equip and complete one (1) 300,000 DWT CLASS CRUDE OIL CARRIER as described in Article I hereof, including her machinery, engine, boiler, equipment, fittings, appurtenances, materials, articles and all things specified under this CONTRACT  (hereinafter called the "VESSEL") at the BUILDER's shipyard located at Ulsan,  Korea (hereinafter called the "SHIPYARD") and to deliver and sell the VESSEL to the BUYER, and the BUYER agrees to accept delivery of and purchase from the BUILDER the VESSEL, according to the terms and conditions hereinafter set forth:

(End of Preamble)

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ARTICLE I : DESCRIPTION AND CLASS

1.	DESCRIPTION

The VESSEL shall have the BUILDER's Hull No. 2749 and shall be designed, constructed, equipped, completed and delivered in accordance with the terms of this CONTRACT, the specifications No. CODH300-FS-P1 dated 27 November, 2013 and the general arrangement plan No. 1G-7000-201 dated 27 November, 2013 (hereinafter called respectively the "SPECIFICATIONS" and the "PLAN") signed by both parties, which shall constitute an integral part of this CONTRACT although not attached hereto.

The SPECIFICATIONS and the PLAN are intended to explain each other and anything shown on the PLAN and not stipulated in the SPECIFICATIONS or anything stipulated in the SPECIFICATIONS and not shown on the PLAN shall be deemed and considered as if included in both. Should there be any inconsistencies or contradictions between the SPECIFICATIONS and the PLAN, the SPECIFICATIONS shall prevail. Should there be any inconsistencies or contradictions between this CONTRACT and the SPECIFICATIONS, this CONTRACT shall prevail.

2.	BASIC DIMENSIONS AND PRINCIPAL PARTICULARS OF THE VESSEL

(a)	The basic dimensions and principal particulars of the VESSEL shall be :

Length, overall	about	333 M
Length, between perpendiculars		322 M
Breadth, moulded		60 M
Depth to Upper Deck, moulded		29.4 M
Design draft, moulded, in seawater of
specific gravity of 1.025		20.5 M
Scantling draft, moulded, in seawater of
specific gravity of 1.025		21.6 M
Deadweight on the above moulded
design draft of 20.5 M	about	280,310 M/T
Deadweight on the above moulded
scantling draft of 21.6 M	about	299,910 M/T

Main propulsion engine: one (1) HYUNDAI-MAN B&W 7G80ME-C9.2

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Max. Continuous Rating (MCR) :	24,400 kW x 66 rpm
Normal Continuous Rating (NCR):	17,080 kW x 58.6 rpm

Trial speed at 20.5 meters design draft
at the condition of clean bottom and in
calm and deep sea with main engine
developing a NCR of 17,080 kW
with fifteen per cent (15%) sea margin:	14.8 KNOTS

Specific Fuel consumption of the main engine applying
I.S.O. reference conditions to the result of
official shop test at a NCR of 17,080 kW
using marine diesel oil having lower calorific
value of 42,700 kJ per kg.	154 gr/kW.HR

The details of the above particulars as well as the definitions and method of measurements and calculations are as indicated in the SPECIFICATIONS.

(b)
The dimensions may be slightly modified by the BUILDER, who also reserves the right to make changes to the SPECIFICATIONS and the PLAN if found necessary to suit the local conditions and facilities of the SHIPYARD, the availability of materials and equipment, the introduction of improved production methods or otherwise, subject to the approval of the BUYER, which the BUYER shall not withhold unreasonably.

3.	CLASSIFICATION, RULES AND REGULATIONS

(a)
The VESSEL shall be built in compliance with the rules and regulations of the American Bureau of Shipping (ABS), (hereinafter called the "CLASSIFICATION SOCIETY"), in force as of the date of this CONTRACT, to be classed and registered with the following class notation:

+A1, Oil Carrier, +AMS, +ACCU, ESP, CSR, AB-CM, UWILD, TCM, SPMA, CPS, VEC, BWE, BWT, RW, ENVIRO+, POT, GP, NBLES

and also to fully comply in all respects with the rules and regulations of the other Regulatory Bodies and authorities, in force as of the date of this CONTRACT, as described in the SPECIFICATIONS.

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(b )
The BUILDER shall arrange with the CLASSIFICATION SOCIETY for the assignment by the CLASSIFICATION SOCIETY of representative(s) to the SHIPYARD for supervision of the construction of the VESSEL. All fees and charges incidental to classification of the VESSEL in compliance with the above specified rules, regulations and requirements of this CONTRACT, and compliance with all other specified rules, regulations and requirements of the SPECIFICATIONS shall be for the account of the BUILDER.

(c)	The decision of the CLASSIFICATION SOCIETY as to whether the VESSEL complies with the regulations of the CLASSIFICATION SOCIETY shall be final and binding upon the BUILDER and the BUYER.

(d)
The BUILDER undertakes to notify the CLASSIFICATION SOCIETY that the BUILDER agrees to the CLASSIFICATION SOCIETY releasing to the BUYER, upon the BUYER's request, such information as the BUYER may request and the BUILDER approves (such approval not to be unreasonably withheld), from the CLASSIFICATION SOCIETY regarding correspondence related to plan approval, rules, regulations, certification criteria issues, design assumptions relating to the classification and certification of the VESSEL.

4.	SUBCONTRACTING

The  BUILDER may, at its sole discretion and responsibility, subcontract any portion of the work, but not the whole or a substantial portion of construction work of the VESSEL, but delivery and final assembly into the VESSEL of any such work subcontracted shall be at the SHIPYARD.  The BUILDER shall remain liable for the due performance of such subcontracted work as if done by the BUILDER at the SHIPYARD.

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5.	NATIONALITY OF THE VESSEL

The VESSEL shall be registered by the BUYER at its own cost and expense under the laws of the Marshall Islands with its home port of Majuro at the time of its delivery and acceptance hereunder. However, the BUYER shall have the right by notifying the BUILDER within two (2) months of the date of this CONTRACT and at no additional cost to the BUYER, to elect the register the VESSEL (at the BUYER's own cost and expense) under the laws of Hong Kong at the time of its delivery and acceptance hereunder.

(End of Article)

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ARTICLE II : CONTRACT PRICE

The contract price of the VESSEL delivered to the BUYER at the SHIPYARD shall be United States Dollars Ninety Two Million, Seven Hundred and Thirty Seven Thousand  (US$ 92,737,000) (hereinafter called the "CONTRACT PRICE") which shall be paid plus any increases or less any decreases due to adjustment or modifications, if any, as set forth in this CONTRACT.  The above CONTRACT PRICE shall include payment for services in the inspection, tests, survey and classification of the VESSEL which will be rendered by the CLASSIFICATION SOCIETY and shall not include the cost of the BUYER's supplies as stipulated in Article XII.

The CONTRACT PRICE also includes all costs and expenses for supplying all necessary drawings as stipulated in the SPECIFICATIONS except those to be furnished by the BUYER for the VESSEL in accordance with the SPECIFICATIONS.

(End of Article)

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ARTICLE III : ADJUSTMENT OF THE CONTRACT PRICE

The CONTRACT PRICE of the VESSEL shall be adjusted as hereinafter set forth in the event of the following contingencies.  It is hereby understood by both parties that any adjustment of the CONTRACT PRICE as provided for in this Article is by way of liquidated damages and not by way of penalty.

1.	DELAYED DELIVERY

(a)
No adjustment shall be made and the CONTRACT PRICE shall remain unchanged for the first thirty (30) days of the delay in delivery of the VESSEL ending as of 12 o'clock midnight Korean Standard Time on the thirtieth (30th) day of delay beyond the DELIVERY DATE calculated as provided in Article VII.1. hereof.

(b)
If delivery of the VESSEL is delayed more than thirty (30) days beyond the DELIVERY DATE then, in such event, beginning at midnight of the thirtieth (30th) day after such due date, the CONTRACT PRICE of the VESSEL shall be reduced by U.S. Dollars Twenty Three Thousand (US$ 23,000) for each full day of delay.

However, unless the parties agree otherwise, the total amount of deduction from the CONTRACT PRICE shall not exceed the amount due to cover the delay of one hundred and eighty (180) days after thirty (30) days of the delay in delivery of the VESSEL at the rate of deduction as specified hereinabove.

(c)
But, if the delay in delivery of the VESSEL continues for a period of more than two hundred and ten (210) days beyond the DELIVERY DATE then, in such event, and after such period has expired, the BUYER may, at its option, rescind or cancel this CONTRACT, by serving upon the BUILDER a notice of cancellation by email or facsimile to be confirmed by a registered letter via airmail directed to the BUILDER at the address given in this CONTRACT. Such cancellation shall be effective as of the date the notice thereof is received by the BUILDER. If the BUYER has not served the notice of cancellation after the aforementioned two hundred and ten (210) days delay in delivery, the BUILDER may demand the BUYER to make an election in accordance with Article VIII.3. hereof.

(d)	For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into full account extension of the

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DELIVERY DATE or permissible delays as specifically provided in Articles V, VI, VIII, XI or elsewhere in this CONTRACT, is delivered beyond the date upon which delivery would then be due under the terms of this CONTRACT.

2.	INSUFFICIENT SPEED

(a)
The CONTRACT PRICE of the VESSEL shall not be affected or changed, if the actual speed, as determined by trial runs more fully described in Article VI hereof, is less than the speed required under the terms of this CONTRACT and the SPECIFICATIONS provided such deficiency in actual speed is not more than three tenths (3/10) of a knot below the guaranteed speed.

(b)
However, as for the deficiency of more than three-tenths (3/10) of a knot in actual speed below the speed guaranteed under this CONTRACT, the CONTRACT PRICE shall be reduced by U.S. Dollars Seventy Nine Thousand (U.S.$ 79,000) for each full one-tenth (1/10) of a knot in excess of the said three tenths (3/10) of a knot of deficiency in speed, with fractions of less than one-tenth (1/10) of a knot being regarded as a full one-tenth (1/10) of a knot of deficiency.  However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed the amount due to cover the deficiency of nine tenths (9/10) of a knot below the guaranteed speed at the rate of reduction as specified above.

(c)
If the deficiency in actual speed of the VESSEL is more than nine tenths (9/10) of a knot below the speed guaranteed under this CONTRACT, then the BUYER, at its option, may, subject to the BUILDER's right to effect alterations or corrections as provided in Article VI.5. hereof, reject the VESSEL and cancel this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for nine tenths (9/10) of a knot of deficiency only.

3.	EXCESSIVE FUEL CONSUMPTION

(a)
The CONTRACT PRICE shall not be affected or changed by reason of the fuel consumption of the VESSEL's main engine, as determined by the engine manufacturer's shop trial as per the SPECIFICATIONS being more than the guaranteed fuel consumption of the VESSEL's main engine, if such excess is not more than six per cent (6%) over the guaranteed fuel consumption.

	(b)	However, if the actual fuel consumption as determined by the shop trial is

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greater than the six percent (6%) over the guaranteed fuel consumption of the VESSEL's main engine, then the CONTRACT PRICE shall be reduced by U.S. Dollars Forty Five Thousand (US$ 45,000) for each full one per cent (1%) increase in fuel consumption in excess of the said six per cent (6%) increase in fuel consumption, with fractions of less than one per cent (1%) being regarded as a full one per cent (1%) of deficiency.  However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed the amount due to cover the excess of ten per cent (10%) over the guaranteed fuel consumption of the VESSEL's main engine at the rate of reduction as specified above.

(c)
If such actual fuel consumption exceeds the guaranteed fuel consumption (shop trial) of the VESSEL's main engine by more than ten per cent (10%), the BUYER, at its option, may, subject to the BUILDER's right to effect alterations or corrections as specified in Article VI.5. hereof, reject the VESSEL and cancel this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for the ten per cent (10%) increase only.

4.	DEADWEIGHT BELOW CONTRACT REQUIREMENTS

(a)
The CONTRACT PRICE of the VESSEL shall not be affected or changed, if actual deadweight, determined as provided in this CONTRACT and the SPECIFICATIONS, is below the deadweight of 299,910 metric tons on the moulded scantling draft of 21.6 metres required by this CONTRACT and the SPECIFICATIONS by an amount of    3,000 metric tons or less.

(b)
However, should the deficiency in the actual deadweight of the VESSEL be more than 3,000 metric tons below the said required deadweight, then the CONTRACT PRICE of the VESSEL shall be reduced for each full one (1) metric ton, (with fractions of less than one (1) metric ton being disregarded) of decreased deadweight in excess of 3,000 metric tons by the sum of U.S. Dollars Four Hundred and Fifty (US$ 450) per metric ton. However, unless the parties agree otherwise, total amount of deduction from the CONTRACT PRICE shall not exceed the amount due to cover the deficiency of 5,800 metric tons below the said required deadweight hereinabove.

(c)
If the deficiency in the deadweight of the VESSEL is more than 5,800 metric tons below the said required deadweight, then the BUYER, at its option, may, subject to the BUILDER's right to effect alterations or corrections without the BUYER's prior consent as specified in Article VI.5. hereof, reject the VESSEL and cancel this

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CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for 5,800 metric tons of deficiency only.

5.	EFFECT OF CANCELLATION

It is expressly understood and agreed by the parties hereto that in any case, if the BUYER cancels this CONTRACT under this Article, the BUYER shall not be entitled to any damages and BUYER's remedies shall be limited to BUYER's rights set out in Article X hereof.

(End of Article)

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ARTICLE IV : INSPECTION AND APPROVAL

1.	APPOINTMENT OF BUYER'S REPRESENTATIVE

The BUYER shall timely despatch to and maintain at the SHIPYARD, at its own cost, expense and risk, one or more representatives (hereinafter called the "BUYER'S REPRESENTATIVE"), who shall be duly accredited in writing by the BUYER to supervise the construction by the BUILDER and his subcontractors of the VESSEL, her equipment and all accessories.

The BUILDER shall before the commencement of any item of work under this CONTRACT, exhibit and furnish to the BUYER any and all plans and drawings prepared in connection therewith.

Upon appointment of the BUYER'S REPRESENTATIVE, the BUYER shall notify the BUILDER in writing of the name and the scope of the authority of the BUYER'S REPRESENTATIVE and his assistants.

2.	AUTHORITY OF THE BUYER'S REPRESENTATIVE

The BUYER'S REPRESENTATIVE and his assistants shall, at all times during working hours of the construction until delivery of the VESSEL, have the right to inspect the VESSEL, her equipment and all accessories, and work in progress, or materials utilized in connection with the construction of the VESSEL, wherever such work is being done or such materials are stored, for the purpose of determining that the VESSEL, her equipment and accessories are being constructed in accordance with the terms of this CONTRACT and/or the SPECIFICATIONS and the PLAN.

The BUILDER will endeavor to arrange for the inspection by the BUYER'S REPRESENTATIVE and his assistants during working hours of the BUILDER. However, such inspection may be arranged beyond the BUILDER's normal working hours, including weekend and/or holiday if this is considered necessary by the BUILDER in order to meet the BUILDER's construction schedule or his assistants, on the condition that the BUILDER will inform the BUYER'S REPRESENTATIVE at least two (2) days in advance of such inspection.

The BUYER'S REPRESENTATIVE shall, within the limits of the authority conferred upon

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him by the BUYER, make decisions or give advice to the BUILDER on behalf of the BUYER promptly on all issues arising out of, or in connection with, the construction of the VESSEL and generally act in a reasonable manner with a view to cooperating with the BUILDER in the construction process of the VESSEL.

The decision, approval or advice of the BUYER'S REPRESENTATIVE shall be deemed to have been given by the BUYER and once given shall not be withdrawn, revoked or modified except with consent of the BUILDER.  Provided that the BUYER'S REPRESENTATIVE or his assistants shall comply with the foregoing obligations, no act or omission of the BUYER'S REPRESENTATIVE or his assistants shall, in any way, diminish the liability of the BUILDER under this CONTRACT.

The BUYER'S REPRESENTATIVE shall notify the BUILDER promptly in writing of his discovery of any construction or materials, which he believes do not or will not conform to the requirements of the CONTRACT and the SPECIFICATIONS or the PLAN and likewise advise and consult with the BUILDER on all matters pertaining to the construction of the VESSEL, as may be required by the BUILDER, or as he may deem necessary.

However, if the BUYER'S REPRESENTATIVE fails to submit to the BUILDER without delay any such demand concerning alterations or changes with respect to the construction, arrangement or outfit of the VESSEL, which the BUYER'S REPRESENTATIVE has examined, inspected or attended at the test thereof under this CONTRACT or the SPECIFICATIONS, the BUYER'S REPRESENTATIVE shall be deemed to have approved the same and shall be precluded from making any demand for alterations, changes, or complaints with respect thereto at a later date.

The BUILDER shall comply with any such demand which is not contradictory to this CONTRACT and the SPECIFICATIONS or the PLAN, provided that any and all such demands by the BUYER'S REPRESENTATIVE with regard to construction, arrangement and outfit of the VESSEL shall be submitted in writing to the authorised representative of the BUILDER. The BUILDER shall notify the BUYER'S REPRESENTATIVE of the names of the persons who are from time to time authorised by the BUILDER for this purpose.

It is agreed upon between the BUYER and the BUILDER that the modifications, alterations or changes and other measures necessary to comply with such demand may be effected at a convenient time and place at the BUILDER's reasonable discretion in view of the construction schedule of the VESSEL.

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In the event that the BUYER'S REPRESENTATIVE shall advise the BUILDER that he has discovered or believes the construction or materials do not or will not conform to the requirements of this CONTRACT and the SPECIFICATIONS or the PLAN, and the BUILDER shall not agree with the views of the BUYER'S REPRESENTATIVE in such respect, either the BUYER or the BUILDER may, with the agreement of the other party, seek an opinion of the CLASSIFICATION SOCIETY or failing such agreement, request an arbitration in accordance with the provisions of Article XIII hereof.  The CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, shall determine whether or not a nonconformity with the provisions of this CONTRACT, the SPECIFICATIONS and the PLAN exists.  If the CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, enters a determination in favour of the BUYER, then in such case the BUILDER shall make the necessary alterations or changes.  If the CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, enters a determination in favour of the BUILDER, then the time for delivery of the VESSEL shall be extended for the period of delay in construction, if any, occasioned by such proceedings, and the BUYER shall compensate the BUILDER for the proven loss and damages incurred by the BUILDER as a result of the dispute herein referred to.

3.	APPROVAL OF DRAWINGS

(a)
The BUILDER shall submit to the BUYER three (3) copies of each of the plans and drawings to be submitted to the BUYER for its approval at its address as set forth in Article XIX hereof. The BUYER shall, within twenty one (21) days after receipt thereof return to the BUILDER one (1) copy of such plans and drawings with the approval or comments, if any, of the BUYER.  A list of the plans and drawings to be so submitted to the BUYER shall be mutually agreed upon between the parties hereto.

(b)
When and if the BUYER'S REPRESENTATIVE shall have been sent by the BUYER to the SHIPYARD in accordance with Paragraph 1 of this Article, the BUILDER may submit the remainder, if any, of the plans and drawings in the agreed list, to the BUYER'S REPRESENTATIVE for his approval, unless otherwise agreed upon between the parties hereto.

The BUYER'S REPRESENTATIVE shall, within seven (7) days after receipt thereof, return to the BUILDER one (1) copy of such plans and drawings with his approval or comments written thereon, if any. Approval by the BUYER'S REPRESENTATIVE of the plans and drawings duly submitted to him shall be deemed to be the approval by the BUYER for all purposes of this CONTRACT.

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(c)
In the event that the BUYER or the BUYER'S REPRESENTATIVE shall fail to return the plans and drawings to the BUILDER within the time limit as hereinabove provided, such plans and drawings shall be deemed to have been automatically approved without any comment.

(d)
Within seven (7) days after receipt of BUYER's or the BUYER's REPRESENTATIVE's comments, if any, to such plans and drawings, BUILDER shall (x) deliver the revised plans and drawings or (y) explain in writing the reasons for its objection, unless otherwise mutually agreed between the parties.  In this case the parties will act in good faith to resolve any issues as soon as possible thereafter, following which BUILDER will promptly issue the revised plans and drawings.

(e)
In the event the plans and drawings submitted by the BUILDER to the BUYER or the BUYER'S REPRESENTATIVE in accordance with this Article do not meet with the BUYER's or the BUYER'S REPRESENTATIVE's approval, the matter may be submitted by either party hereto for determination pursuant to Article XIII hereof.

(f)
Any actual or deemed approval of the plans and drawings by BUYER or the BUYER'S REPRESENTATIVE shall not in any way diminish the obligations of BUILDER or relieve BUILDER of his obligations hereunder, nor shall any such approval be deemed a waiver by the BUYER of any of its rights or constitute a request for modification, unless otherwise agreed by the BUYER.

4.	SALARIES AND EXPENSES

All salaries and expenses of the BUYER'S REPRESENTATIVE or any other person or persons employed by the BUYER hereunder shall be for the BUYER's account.

5.	RESPONSIBILITY OF THE BUILDER

(a)
The BUILDER shall provide the BUYER'S REPRESENTATIVE and his assistants free of charge with suitably furnished office space at, or in the immediate vicinity of, the SHIPYARD together with telephone, facsimile, internet and printing facilities,  and access to photocopying machines in commonly shared areas, as may be necessary to enable the BUYER'S REPRESENTATIVE and his assistants to carry out their work under this CONTRACT. However, the BUYER shall pay for the telephone or facsimile facilities used by the BUYER'S REPRESENTATIVE or his assistants.

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The BUILDER, its employees, agents and subcontractors, during its working hours until delivery of the VESSEL, shall arrange for the BUYER's REPRESENTATIVE and his assistants to have free and ready access to the VESSEL, her equipment and accessories, and to any other place (except the areas controlled for the purpose of national security) where work is being done, or materials are being processed or stored in connection with the construction of the VESSEL including the premises of sub-contractors.

The BUYER'S REPRESENTATIVE or his assistants or employees shall observe the work's rules, regulations and the guidances prevailing at the BUILDER's and its sub-contractor's premises. The BUILDER shall promptly provide to the BUYER'S REPRESENTATIVE and/or his assistants and shall ensure that its sub-contractors shall promptly provide all such information as he or they may reasonably request in connection with the construction of the VESSEL and her engines, equipment and machinery.

6.	DIVISION OF LIABILITY

(a)	The BUYER'S REPRESENTATIVE and his assistants shall at all times remain the employees of the BUYER.

(b)
The BUILDER shall not be liable to the BUYER or the BUYER'S REPRESENTATIVE or to his assistants or to the BUYER's employees or agents for personal injuries, including death, during the time they, or any of them, are on the VESSEL, or within the premises of either the BUILDER or its sub-contractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, are caused by the gross negligence of the BUILDER, its sub-contractors, or its or their employees or agents. The BUILDER shall not be liable to the BUYER for damages to, or destruction of property of the BUYER or of the BUYER'S REPRESENTATIVE or his assistants or the BUYER's employees or agents, unless such damages, loss or destruction is caused by the gross negligence of the BUILDER, its sub-contractors, or its or their employees or agents.

(c)
The BUYER and the BUYER'S REPRESENTATIVE and his assistants shall not be  liable to the BUILDER or to the BUILDER's employees or agents for personal injuries, including death, to any of the BUILDER's personnel unless however, such personal injuries, including death, are caused by the gross negligence of the BUYER, the BUYER's

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REPRESENTATIVE or his assistants. The BUYER and the BUYER'S REPRESENTATIVE and his assistants shall not be liable to the BUILDER or to the BUILDER's employees or agents for damages to, or destruction of property of the BUILDER, the BUILDER's employees or agents, unless such damages, loss or destruction is caused by the gross negligence of the BUYER, the BUYER's REPRESENTATIVE or his assistants.

7.	RESPONSIBILITY OF THE BUYER

The BUYER shall undertake and assure that the BUYER'S REPRESENTATIVE and his assistants shall carry out their duties hereunder in accordance with the normal shipbuilding practice and in such a way as to avoid any unnecessary increase in building cost, delay in the construction of the VESSEL, and/or any disturbance in the construction schedule of the BUILDER.

The BUILDER has the right to request the BUYER to replace any of the BUYER'S REPRESENTATIVE and/or his assistants who are deemed unsuitable and unsatisfactory for the proper progress of the VESSEL's construction. The BUYER shall investigate the situation by sending its representative(s) to the SHIPYARD and if the BUYER considers that such BUILDER's request is justified, the BUYER shall effect the replacement as soon as conveniently arrangeable.

(End of Article)

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ARTICLE V : MODIFICATIONS, CHANGES AND EXTRAS

1.	HOW EFFECTED

Minor modifications or changes to the SPECIFICATIONS and the PLAN under which the VESSEL is to be constructed may be made at any time hereafter by written agreement of the parties hereto. Any modification or change requested by the BUYER which does not substantially amend the SPECIFICATIONS, shall be agreed to by the BUILDER if the BUYER agrees to adjustment of the CONTRACT PRICE, deadweight and/or cubic capacity, speed requirements, the DELIVERY DATE and other terms and conditions of this CONTRACT, reasonably required as a result of such modification or change. The BUILDER has the right to continue construction of the VESSEL on the basis of the SPECIFICATIONS and the PLAN until the BUYER has agreed to such adjustments. The BUILDER shall be entitled to refuse to make any alteration, change or modification of the SPECIFICATIONS and/or the PLAN requested by the BUYER, if the BUYER does not agree to the aforesaid adjustments within seven (7) days of the BUILDER's notification of the same to the BUYER, or, if, in the BUILDER's reasonable judgement, the compliance with such request of the BUYER would cause an unreasonable disruption of the normal working schedule of the SHIPYARD.

The BUILDER, however, agrees to exert its best efforts to accommodate such reasonable request by the BUYER so that the said change and modification shall be made at a reasonable cost and within the shortest period of time reasonably possible. The aforementioned agreement to modify and change the SPECIFICATIONS and the PLAN may be effected by exchange of letters, email or facsimiles manifesting the agreement.

The letters, emails and facsimiles exchanged by the parties pursuant to the foregoing shall constitute an amendment to this CONTRACT and the SPECIFICATIONS or the PLAN under which the VESSEL shall be built. Upon consummation of such an agreement to modify and change the SPECIFICATIONS or the PLAN, the BUILDER shall alter the construction of the VESSEL in accordance therewith including any addition to, or deduction from, the work to be performed in connection with such construction.

2.	SUBSTITUTION OF MATERIAL

If any materials, machinery or equipment required for the construction of the VESSEL by the SPECIFICATIONS and the PLAN or otherwise under this CONTRACT cannot be

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procured in time to meet the BUILDER's construction schedule for the VESSEL, the BUILDER may supply, subject to the BUYER's prior approval, other materials, machinery or equipment of equal quality and effect capable of meeting the requirements of the CLASSIFICATION SOCIETY and the rules, regulations and requirements with which the construction of the VESSEL must comply.

3.	CHANGES IN RULES AND REGULATIONS

(a)
If, after the date of signing of this CONTRACT, the specified rules and regulations with which the construction of the VESSEL is required to comply are altered or changed by the CLASSIFICATION SOCIETY or regulatory bodies authorised to make such alterations or changes, or there are any new rules or regulations coming into force that the VESSEL is required to comply with, either the BUYER or the BUILDER, upon receipt of due notice thereof, shall forthwith give notice thereof to the other party in writing. Thereupon, within ten (10) days after giving the notice to the BUILDER or receiving the notice from the BUILDER, the BUYER shall advise the BUILDER as to the alterations and changes, if any, to be made on the VESSEL which the BUYER, in its sole discretion, shall decide.  The BUILDER shall not be obliged to comply with such alterations and/or changes if the BUYER fails to notify the BUILDER of its decision within the time limit stated above.

	(b)	The BUILDER shall comply promptly with the said request of the BUYER, provided that the BUILDER and the BUYER shall, acting reasonably, first agree to:

(i)	any reasonable increase or decrease in the CONTRACT PRICE of the VESSEL that is occasioned by such compliance;

(ii)	any reasonable extension or advancement in the Delivery Date of the VESSEL that is occasioned by such compliance;

(iii)	any reasonable increase or decrease in the deadweight and/or cubic capacity of the VESSEL, if such compliance results in any increase or reduction in the deadweight and/or cubic capacity;

(iv)	any reasonable adjustment of the speed requirements if such compliance results in any increase or reduction in the speed; and

(v)	any other reasonable alterations in the terms of this CONTRACT or of

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the SPECIFICATIONS or the PLAN or both, if such compliance makes such alterations of the terms necessary.

Such agreement between the BUYER and the BUILDER shall be effected in the same manner as provided above for modification and change of the SPECIFICATIONS and the PLAN.  Any failure by the parties to reach such agreement shall be referred to arbitration in accordance with Article XIII hereof.

Any delay in the construction of the VESSEL caused by the BUYER's delay in making a decision or by reaching an agreement as above, shall constitute a permissible delay under this CONTRACT.

(End of Article)

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ARTICLE VI : TRIALS AND COMPLETION

1.	NOTICE

The BUILDER shall notify the BUYER by email or facsimile at least fourteen (14) days in advance of the time and place of the trial run of the VESSEL. Such notice shall specify the place from which the VESSEL will commence her trial run and approximate date upon which the trial run is expected to take place. Such date shall be further confirmed by the BUILDER five (5) days in advance of the trial run by email or facsimile.

The BUYER'S REPRESENTATIVE and any of his assistants who is to witness the performance of the VESSEL during such trial run, shall be present at such place on the date specified in such notice. Should the BUYER'S REPRESENTATIVE fail to be present after the BUILDER's due notice to the BUYER as provided above, the BUILDER shall be entitled to conduct such trial run with the presence of the representative(s) of the CLASSIFICATION SOCIETY only, and without the BUYER'S REPRESENTATIVE being present.  In such case, the BUYER shall be obliged to accept the VESSEL on the basis of a certificate jointly issued by the BUILDER and the CLASSIFICATION SOCIETY certifying that the VESSEL, after the trial run, subject to minor alterations and corrections as provided in this Article, if any, has been found to conform with the SPECIFICATIONS and this CONTRACT and is otherwise satisfactory in all respects.

2.	WEATHER CONDITION

In the event of unfavourable weather on the date specified for the trial run, the trial run shall take place on the first available day that weather conditions permit.  The parties hereto recognise that the weather conditions in Korean waters, in which the trial run is to take place, are such that great changes in weather may arise momentarily and without warning and therefore, it is agreed that if, during the trial run, the weather should become so unfavourable that the trial run cannot be continued, then the trial run shall be discontinued and postponed until the first favourable day next following, unless the BUYER shall assent to the acceptance of the VESSEL by notification in writing on the basis of such trial run so far made prior to such change in weather conditions. Any delay of the trial run caused by weather conditions in excess of Beaufort 5 shall also operate to extend the DELIVERY DATE of the VESSEL for the period of delay occasioned by such unfavourable weather conditions.

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3.	HOW CONDUCTED

All expenses in connection with the trials of the VESSEL are to be for the account of the BUILDER, which, during the trials, is to provide at its own expense the necessary crew to comply with conditions of safe navigation.  The trials shall be conducted in the manner prescribed in this CONTRACT and the SPECIFICATIONS, and shall prove fulfilment of the performance requirements for the trials as set forth in the SPECIFICATIONS.

The BUILDER shall be entitled to conduct preliminary sea trials, during which the propulsion plant and/or its appurtenance shall be adjusted according to the BUILDER's judgement. The BUILDER shall have the right to repeat any trial whatsoever as it deems necessary.

4.	CONSUMABLE STORES

The BUILDER shall load the VESSEL with the required quantity of fuel oil, lubricating oil and greases, fresh water, and other stores necessary to conduct the trials as set forth in the SPECIFICATIONS. The necessary ballast (fuel oil, fresh water and such other ballast as may be required) to bring the VESSEL to the trial load draft, as specified in the SPECIFICATIONS, shall be supplied and paid for by the BUILDER, whilst lubricating oil and greases shall be supplied and paid for by the BUYER within the time advised by the BUILDER for the conduct of sea trials as well as for use before the delivery of VESSEL to the BUYER. The fuel oil as well as lubricating oil and greases shall be supplied in accordance with the specifications of the main engine and other machinery and the BUYER shall decide and advise the BUILDER of the supplier's name for lubricating oil and greases before the work-commencement of the VESSEL, provided that the supplier shall be acceptable to the BUILDER and/or the makers of all the machinery.

Any fuel oil, fresh water or other consumable stores furnished and paid for by the BUILDER for trial runs remaining on board the VESSEL, at the time of acceptance of the VESSEL by the BUYER, shall be bought by the BUYER from the BUILDER at the BUILDER's original purchase price supported by invoices, and payment by the BUYER thereof shall be made at the time of delivery of the VESSEL. The BUILDER shall pay the BUYER at the time of delivery of the VESSEL for the consumed quantity of any lubricating oil and greases which were furnished and paid for by the BUYER at the BUYER's purchase price thereof. The consumed quantity of lubricating oils and greases shall be calculated on the basis of the difference between the remaining amount, including the

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same remaining in the main engine, other machinery and their pipes, stern tube and the like, and the supplied amount.

5.	ACCEPTANCE OR REJECTION

(a)
If, during any sea trial, any breakdown occurs entailing interruption or irregular performance which can be repaired on board, the trial shall be continued after such repairs and be valid in all respects.

(b)
However, if during or after the trial run, it becomes apparent that the VESSEL or any part of her equipment does not conform to the requirements of this CONTRACT, the SPECIFICATIONS and the PLAN, the BUILDER shall notify the BUYER promptly by e-mail or facsimile to such effect and shall simultaneously advise the BUYER of the estimated additional time required for the necessary alterations or corrections to be made~~.~~ to correct such non-conformity.

The BUYER shall, within two (2) days of receipt from the BUILDER of notice of completion of such alterations or corrections and after such further trials or tests as necessary, notify the BUILDER by email or facsimile confirmed in writing of its acceptance, qualified acceptance or rejection of the VESSEL, all in accordance with the SPECIFICATIONS, the PLAN and this CONTRACT, and shall not be entitled to reject the VESSEL on such grounds until such time.

(c)
Save as above provided, the BUYER shall, within two (2) days after completion of the trial run, notify the BUILDER by email or facsimile confirmed in writing of its acceptance of the VESSEL or of the details in respect of which the VESSEL does not conform to the SPECIFICATIONS or this CONTRACT.

If the BUILDER is in agreement with the BUYER's determinations as to non-conformity, the BUILDER shall make such alterations or changes as may be necessary to correct such non-conformity and shall prove the fulfilment of this CONTRACT, the SPECIFICATIONS and the PLAN by such tests or trials as may be necessary.

The BUYER shall, within two (2) days after completion of such tests and/or trials, notify the BUILDER by email or facsimile confirmed in writing of its acceptance or rejection of the VESSEL.

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(d)
However, the BUYER shall not be entitled to reject the VESSEL by reason of any minor or insubstantial items judged from the point of view of standard shipbuilding and shipping practice as not being in conformity with the CONTRACT, the SPECIFICATIONS and the PLAN, and which do not effect the issuance of the required certificates from the CLASSIFICATION SOCIETY and regulatory bodies, but that in such case, the BUILDER shall not be released from the obligation to correct and/or remedy such minor or insubstantial items as soon as practicable after the delivery of the VESSEL.

6.	EFFECT OF ACCEPTANCE

The BUYER's written, facsimiled or emailed notification of acceptance delivered to the BUILDER as above provided, shall be final and binding insofar as the trial results demonstrate conformity of the VESSEL with this CONTRACT, the SPECIFICATIONS and the PLAN is concerned and shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the BUILDER complies with all conditions of delivery, as herein set forth and provided that, in the case of qualified acceptance, any matters which were mentioned in the notice of the qualified acceptance by the BUYER as requiring correction have been corrected satisfactorily.

If the BUYER fails to notify the BUILDER of its acceptance or rejection of the VESSEL as hereinabove provided, the BUYER shall be deemed to have accepted the VESSEL. Nothing contained in this Article shall preclude the BUILDER from exercising any and all rights which the BUILDER has under this CONTRACT if the BUILDER disagrees with the BUYER's rejection of the VESSEL or any reasons given for such rejection, including arbitration provided in Article XIII hereof.

(End of Article)

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ARTICLE VII : DELIVERY

1.	TIME AND PLACE

The VESSEL shall be delivered by the BUILDER to the BUYER at the SHIPYARD, safely afloat on September 30, 2016  (hereinafter called the "DELIVERY DATE") after completion of satisfactory trials and acceptance by the BUYER in accordance with the terms of Article VI, except that, in the event of delays in delivery of the VESSEL by the BUILDER due to causes which under the terms of this CONTRACT permit extensions of the time for delivery of the VESSEL, the aforementioned DELIVERY DATE shall be extended accordingly.

2.	WHEN AND HOW EFFECTED

Provided that the BUYER shall concurrently with delivery of the VESSEL release to the BUILDER the fifth instalment as set forth in Article X.2. hereof and shall have fulfilled all of its obligations provided for in this CONTRACT, delivery of the VESSEL shall be forthwith effected upon acceptance thereof by the BUYER, as hereinabove provided, by the concurrent delivery by each of the parties hereto to the other of a PROTOCOL OF DELIVERY AND ACCEPTANCE acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER, which PROTOCOL shall be prepared in duplicate and signed by each of the parties hereto.

3.	DOCUMENTS TO BE DELIVERED TO THE BUYER

Upon delivery and acceptance of the VESSEL, the BUILDER shall deliver to the BUYER the following documents, which shall accompany the aforementioned PROTOCOL OF DELIVERY AND ACCEPTANCE :

(a) PROTOCOL OF TRIALS of the VESSEL made pursuant to this CONTRACT and the SPECIFICATIONS,

(b) PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts, all as specified in the SPECIFICATIONS,

(c) PROTOCOL OF STORES OF CONSUMABLE NATURE, such as all fuel oil and fresh water remaining in tanks if its cost is charged to the BUYER, and all consumed

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lubricating oils and greases if its cost is charged to the BUILDER, in each case under Article VI.4. hereof,

(d)	DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the SPECIFICATIONS, which shall be furnished to the BUYER at no additional cost,

(e)
ALL CERTIFICATES, clean and free of recommendations (unless otherwise mutually agreed by the parties), required to be furnished upon delivery of the VESSEL pursuant to this CONTRACT, the SPECIFICATIONS and the customary shipbuilding practice, including

(i)	Classification Certificate
(ii)	Safety Construction Certificate
(iii)	Safety Equipment Certificate
(iv)	Safety Radio Certificate
(v)	International Loadline Certificate
(vi)	International Tonnage Certificate
(vii)	BUILDER's Certificate
(viii)	Ship Sanitation Control Exemption Certificate

However, it is agreed by the parties that if the Classification Certificate and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates shall be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with formal certificates as promptly as possible after such formal certificates have been issued and in any event before the expiry of the provisional certificates unless otherwise mutually agreed.

(f)
DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the BUYER free and clear of any liens, claims, mortgages, or other encumbrances upon the BUYER's title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes, or charges imposed by the prefecture or country of the port of delivery, as well as of all liabilities of the BUILDER to its sub-contractors and employees and of all liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery.

(g)	COMMERICAL INVOICE (issued by the BUILDER).

(h)	BILL OF SALE (issued by the BUILDER).

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(i)	BUILDER's CERTIFICATE (issued by the BUILDER).

(j)	Any other documents reasonably required by the BUYER to be supplied by the BUILDER.

All such documents shall be in the English language and the documents listed in (g), (h) and (i) above, shall be notarized and/or legalized as may be required by the BUYER in order for the BUYER to register the VESSEL in its name in accordance with Article 1.5.

4.	TENDER OF THE VESSEL

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this CONTRACT, the SPECIFICATIONS and the PLAN, the BUILDER shall have the right to tender delivery of the VESSEL after compliance with all procedural requirements as provided above.

5.	TITLE AND RISK

Title and risk shall pass to the BUYER upon delivery of the VESSEL being effected as stated above and the BUILDER shall be free of all responsibility or liability whatsoever related with this CONTRACT except for the warranty of quality contained in Article IX and the obligation to correct and/or remedy, as provided in Article VI.5.(d), if any, it being expressly understood that, until such delivery is effected, the VESSEL and equipment thereof are at the entire risk of the BUILDER including but not confined to, risks of war, insurrection and seizure by Governments or Authorities, whether Korean or foreign, and whether at war or at peace. The title to the BUYER's supplies as provided in Article XII shall remain with the BUYER and the BUILDER's responsibility for such BUYER's supplies shall be as described in Article XII.2.

6.	REMOVAL OF THE VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery thereof and shall remove the VESSEL from the SHIPYARD within three (3) days after delivery thereof is effected. Port dues and other charges levied by the Korean Government Authorities after delivery of the VESSEL and any other costs related to the removal of the VESSEL shall be borne by the BUYER.

(End of Article)

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ARTICLE VIII : DELAYS AND EXTENSIONS OF TIME (FORCE MAJEURE)

1.	CAUSES OF DELAY

If, at any time after signing this CONTRACT, either the construction or delivery of the VESSEL or any performance required hereunder as a prerequisite to the delivery thereof is delayed by any of the following events, namely: war, acts of state or government, blockade, revolution, insurrections, mobilization, civil commotion, riots or sabotage; strikes, lockouts or other labour disturbances happening generally in the relevant location or industry sector; Acts of God or the public enemy, quarantines, plague or other epidemics; shortage or prolonged failure of electric current, freight embargoes, or shortage of materials, machinery or equipment or an inability to obtain delivery or delays in delivery of materials, machinery or equipment, provided that at the time of ordering the same could reasonably be expected by the BUILDER to be delivered in time; earthquakes, tidal waves, typhoons, hurricanes, prolonged or unusually severe weather conditions; or destruction of the premises or works of the BUILDER or its sub-contractors, or of the VESSEL, or any part thereof, by fire, landslides, flood, lightning or explosion; or delays in the BUILDER's other commitments directly related to the construction activities at the SHIPYARD resulting from any such causes as described in this Paragraph 1, which in turn delay the construction of the VESSEL or the BUILDER's performance under the CONTRACT; or other causes beyond the control of the BUILDER, or its sub-contractors, as the case may be, which are not due to the negligence or default of the BUILDER or its subcontractors using reasonable care; or for any other causes which, under the terms of this CONTRACT, authorise and permit extension of the time for delivery of the VESSEL, then, in the event of delays due to the happening of any of the aforementioned contingencies, the DELIVERY DATE of the VESSEL under this CONTRACT shall be extended for the period of time that the VESSEL is delayed which shall not exceed the total accumulated time of all such delays.

The BUILDER shall, however, always do his utmost to minimise the delay in delivery of the VESSEL.

2.	NOTICE OF DELAYS

Within two (2) weeks from the date of commencement of any delay on account of which the BUILDER claims that it is entitled under this CONTRACT to an extension of the DELIVERY DATE of the VESSEL, excluding delays due to arbitration, the BUILDER shall

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advise the BUYER by email or facsimile of the date such delay commenced, the reasons thereof and, if possible, its estimated duration of the probable delay in the delivery of the VESSEL, and shall supply the BUYER if reasonably available with evidence to justify the delay claimed. Failure of the BUILDER to issue a notification and/or claim for an extension of the DELIVERY DATE within two (2) weeks as aforesaid, shall be deemed to be a waiver by the BUILDER of its right to seek such extension.

Within one (1) week after such delay ends, the BUILDER shall likewise advise the BUYER by email or facsimile of the date that such delay ended, and also, shall specify the period of time by which the BUILDER claims the DELIVERY DATE should be extended by reason of such delay. Failure of the BUYER to object to the BUILDER's notification of any claim for extension of the DELIVERY DATE within one (1) week after receipt by the BUYER of such notification shall be deemed to be a waiver by the BUYER of its right to object to such extension.

3.	RIGHT TO CANCEL FOR EXCESSIVE DELAY

If the total accumulated time of all permissible and non-permissible delays, excluding delays due to (i) arbitration under Article XIII, (ii) the BUYER's defaults under Article XI, (iii) modifications and changes under Article V or (iv) delays or defects in the BUYER's supplies as stipulated in Article XII, aggregates two hundred and seventy (270) days or more, then, the BUYER may, at any time thereafter, cancel this CONTRACT by giving a written notice of cancellation to the BUILDER. Such cancellation shall be effective as of the date the notice thereof is received by the BUILDER.

If the BUYER has not served the notice of cancellation as provided in the above or Article III.1. hereof, the BUILDER may, at any time after expiration of the accumulated time of the delay in delivery, either two hundred and seventy (270) days in case of the delay in this Paragraph or two hundred and ten (210) days in case of the delay in Article III.1, notify the BUYER of the future date upon which the BUILDER estimates the VESSEL will be ready for delivery and demand by email or facsimile that the BUYER make an election either to cancel this CONTRACT or to consent to the delivery of the VESSEL at such future date, in which case the BUYER shall, within seven (7) days after receipt of such demand, make and notify the BUILDER of such election. If the BUYER elects to consent to the delivery of the VESSEL at such future date (or other future date as the parties may agree):

	(a)	Such future date shall become the contractual delivery date for the purposes of this

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CONTRACT and shall be subject to extension by reason of permissible delays as herein provided, and

(b)
If the VESSEL is not delivered by such revised contractual delivery date (as extended by reason of permissible delays), the BUYER shall have the same right of cancellation upon the same terms as provided in the above and Article III. 1.

If the BUYER shall not make an election within seven (7) days as provided hereinabove, the BUYER shall be deemed to have accepted such extension of the DELIVERY DATE to the future delivery date indicated by the BUILDER.

4.	DEFINITION OF PERMISSIBLE DELAYS

Delays on account of the foregoing causes shall be understood to be permissible delays, and are to be distinguished from non-permissible unauthorised delays on account of which the CONTRACT PRICE of the VESSEL is subject to adjustment as provided in Article III hereof.

(End of Article)

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ARTICLE IX : WARRANTY OF QUALITY

1.	GUARANTEE OF MATERIAL AND WORKMANSHIP

The BUILDER, for the period of twelve (12) months from the date of delivery of the VESSEL to the BUYER, guarantees the VESSEL and all parts and equipment thereof that are manufactured or furnished or supplied by the BUILDER and/or its subcontractors under this CONTRACT against all defects which are due to defective materials, faulty design, poor workmanship and/or defective equipment, provided such defects have not been caused by perils of the sea, rivers or navigations, or by normal wear and tear, or by incompetence, mismanagement, negligence or wilful neglect of the BUYER, its employees or agents, or by fire or accidents at sea not themselves caused by defective materials, faulty design, poor workmanship and/or defective equipment.

The BUILDER, for a further period of twelve (12) months in addition to the twelve (12) month period stipulated above, guarantees the main engine of the VESSEL, against all defects which are due to defective materials, faulty design, poor workmanship and/or defective equipment.

Furthermore, for any item replaced or repaired, or any problem rectified in accordance with this Article, the BUILDER shall guarantee the aforementioned item(s) for a period of twelve (12) months from the date of completion or such repair or replacement, provided that such extended warranty period shall not exceed thirty-six (36) months in total from the actual date of delivery of the VESSEL.

2.	NOTICE OF DEFECTS

The BUYER or its duly authorised representative will notify the BUILDER by email or facsimile promptly after discovery of any defect for which a claim is to be made under this guarantee.

The BUYER's written notice shall include full particulars as to the nature of the defect and the extent of the damage caused thereby, but excluding consequential damage as hereinafter provided. The BUILDER will be under no obligation with respect to this guarantee in respect of any claim for defects discovered prior to the expiry date of the guarantee, unless notice of such defects is received by the BUILDER before the expiry date. However, email or facsimiled advice received by the BUILDER within three (3) days

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after such expiry date that a claim is forthcoming will be sufficient compliance with the requirement as to time, provided that such emailed or facsimiled advice shall include at least a brief description of the defect including the identity of the equipment, extent of damage, name and number of any replacement part and description of any remedial work required, and that full particulars are given to the BUILDER not later than seven (7) days after the expiry date.

3.	REMEDY OF DEFECTS

(a)
The BUILDER shall remedy, at its expense, any defects, against which the VESSEL is guaranteed under this Article, by making all necessary repairs or replacements at the SHIPYARD or elsewhere as provided for in (b) hereinbelow.

In such case, the VESSEL shall be taken at the BUYER's cost and responsibility to the place selected, ready in all respects for such repairs or replacements and in any event, the BUILDER shall not be responsible for towage, dockage, wharfage, port charges and anything else incurred for the BUYER's getting and keeping the VESSEL ready for such repairing or replacing.

(b)
However, if it is impractical (which shall include, but not be limited to, an emergency) to bring the VESSEL to the SHIPYARD, the BUYER may cause the necessary repairs or replacements to be made elsewhere which is deemed by the BUYER with the consent of the BUILDER which shall not be unreasonably withheld, to be suitable for the purpose, provided that, in such event, the BUILDER may forward or supply replacement parts or materials under the terms described in (c) hereinbelow, unless forwarding or supplying thereof under the terms described in (c) hereinbelow would impair or delay the operation or working schedule of the VESSEL. In the event that the BUYER proposes to cause the necessary repairs or replacements to be made to the VESSEL at any shipyard or works other than the SHIPYARD, the BUYER shall first (but in all events as soon as reasonably possible) give the BUILDER notice by email or facsimile of the time and place such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the BUILDER shall have the right to verify by its own representative(s) the nature and extent of the defects complained of.  The BUILDER shall, in such case, promptly advise the BUYER by email or facsimile, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided.

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Upon the BUILDER's acceptance of the defects as justifying remedy under this Article, or upon award of the arbitration so determining, the BUILDER shall compensate the BUYER an amount equal to the reasonable cost of making the same repairs or replacements at the SHIPYARD.

(c)
In the event that it is necessary for the BUILDER to forward a replacement for a defective part under this guarantee, replacement parts shall be shipped to the BUYER under the C.I.F terms to the BUYER's nominated port. The BUILDER reserves the option to retrieve, at the BUILDER's cost, any of the replaced equipment/parts in case defects are remedied in accordance with the provisions in this Article.

	(d)	Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XIII hereof.

4.	EXTENT OF THE BUILDER'S LIABILITY

(a)
After delivery of the VESSEL the responsibility of the BUILDER in respect of and/or in connection with the VESSEL and/or this CONTRACT shall be limited to the extent expressly provided in this Article. Except as expressly provided in the foregoing Paragraph, in no circumstances and on no ground whatsoever shall the BUILDER have any responsibility or liability whatsoever or howsoever arising in respect of or in connection with the VESSEL or this CONTRACT after the delivery of the VESSEL. Further, but without in any way limiting the generality of the foregoing, the BUILDER shall have no liability or responsibility whatsoever or howsoever arising for or in connection with any consequential or special losses, damages or expenses (including but not limited to loss of time, loss of profit or earnings or demurrage directly or indirectly caused), any pecuniary loss or expense, any liability to any third party or any fine, compensation, penalty or other payment or sanction incurred by or imposed upon the BUYER or any other party whatsoever in relation to or in connection with this CONTRACT or the VESSEL.

(b)
The BUILDER shall be under no obligation with respect to defects in respect of which the BUILDER has not received notice in accordance with Paragraph 2 of this Article by the expiry date of the guarantee specified in Paragraph 1, nor in any event shall the BUILDER be liable for any worsening of the defects after the expiry date of the guarantee specified in Paragraph 1.

	(c)	The BUILDER shall under no circumstances be liable for defects in the VESSEL or

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any part of equipment thereof caused by perils of the sea, rivers or navigations, or by normal wear and tear, or by incompetence, mismanagement, negligence or wilful neglect of the BUYER, its employees or agents, or by fire or accidents at sea not themselves caused by defective materials, faulty design, poor workmanship and/or defective equipment.  Likewise, the BUILDER shall not be liable for defects in the VESSEL or any part of equipment thereof that are due to repairs or replacements carried out by any other than the BUILDER or which have not been carried out in accordance with the procedure set out in Paragraph 3 (b) of this Article.

(d)
The BUILDER shall not be obliged to repair, not be liable for, damage to the VESSEL or any part of the equipment thereof, which after delivery of the VESSEL, is caused other than by the defects of the nature specified in this Article. The guarantees contained as hereinabove in this Article replace and exclude any other liability, guarantee, warranty and/or condition imposed or implied by statute, common law, custom, contract (including this CONTRACT) or otherwise on the part of the BUILDER by reason of the construction and sale of the VESSEL for and to the BUYER or for any other reason whatsoever.

(End of Article)

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ARTICLE X : PAYMENT

1.	CURRENCY

All payments under this CONTRACT shall be made in United States Dollars.

2.	TERMS OF PAYMENT

The payments of the CONTRACT PRICE shall be made as follows :

(a) First Instalment

Twenty per cent (20%) of the CONTRACT PRICE amounting to U.S.Dollars Eighteen Million Five Hundred and Forty Seven Thousand Four Hundred   (US$ 18,547,400) shall be paid within three (3) business days after either the BUYER's receipt of Letter of Guarantee or the BUYER's bank's receipt of Letter of Guarantee by SWIFT, as the case may be, duly issued in accordance with Paragraph 8 of this Article.

Under this CONTRACT, in counting the business days, only Saturdays and Sundays are excepted.  When a due date falls on a day when banks are not open for business in New York, N.Y., U.S.A., Amsterdam, The Netherlands and in Oslo, Norway, such due date shall fall due upon the first business day next following.

(b) Second Instalment

Ten per cent (10%) of the CONTRACT PRICE amounting to U.S.Dollars Nine Million Two Hundred and Seventy Three Thousand Seven Hundred   (US$ 9,273,700) shall be paid on the date falling six (6) months from the date of signing this CONTRACT.

(c) Third Instalment

Ten per cent (10%) of the CONTRACT PRICE amounting to U.S.Dollars Nine Million Two Hundred and Seventy Three Thousand Seven Hundred   (US$ 9,273,700) shall be paid within three (3) business days after the BUILDER has notified the BUYER by email or facsimile accompanied by a certificate signed by the

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CLASSIFICATION SOCIETY stating that steel cutting of the VESSEL has been commenced.

(d)	Fourth Instalment

Ten per cent (10%) of the CONTRACT PRICE amounting to U.S. Dollars Nine Million Two Hundred and Seventy Three Thousand Seven Hundred  (US$ 9,273,700) shall be paid within three (3) business days after the BUILDER has notified the BUYER by email or facsimile accompanied by a certificate signed by the CLASSIFICATION SOCIETY, stating that the first block of the keel has been laid.

(e)	Fifth Instalment

Fifty per cent (50%) of the CONTRACT PRICE amounting to U.S.Dollars Forty Six Million Three Hundred and Sixty Eight Thousand Five Hundred (US$ 46,368,500)  plus or minus any increase or decrease due to modifications and/or adjustment, if any, arising prior to delivery of the VESSEL of the CONTRACT PRICE under Articles III and V of this CONTRACT shall be paid to the BUILDER concurrently with the execution of the PROTOCOL OF DELIVERY AND ACCEPTANCE of the VESSEL, as provided for in Article VII.

(The date stipulated for payment of each of the five instalments mentioned above is hereinafter in this Article and in Article XI referred to as the "DUE DATE" of that instalment).

It is understood and agreed upon by the BUILDER and the BUYER that all payments under the provisions of this Article shall not be delayed or withheld by the BUYER due to any dispute or disagreement of whatsoever nature arising between the BUILDER and the BUYER. Should there be any dispute in this connection, the matter shall be dealt with in accordance with the provisions of arbitration in Article XIII hereof. Expenses for remitting payments and any other expenses connected with such payments shall be for the account of the BUYER.

It is understood and agreed upon by the BUILDER and the BUYER that all payments under the provisions of this Article shall not be delayed or withheld by the BUYER due to any dispute or disagreement of whatsoever nature arising between the BUILDER and the BUYER. Should there be any dispute in this connection, the matter shall be dealt with in accordance with the provisions of arbitration in Article XIII hereof. Expenses for remitting payments and any other expenses connected with such payments shall be for the account of the BUYER.

3.	DEMAND FOR PAYMENT

At least fourteen (14) days prior to the date of each event provided in Paragraph 2 of this Article on which any payment shall fall due hereunder, with the exception of the payment of the first and second instalments, the BUILDER shall notify the BUYER by email or

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facsimile of the date such payment shall become due.

The BUYER shall immediately acknowledge receipt of such notification by email or  facsimile to the BUILDER, and make payment as set forth in this Article.  If the BUILDER fails to receive the BUYER's said acknowledgement within three (3) days after sending the aforementioned notification, the BUILDER shall promptly email or facsimile to the BUYER a second notification of similar import. The BUYER shall immediately acknowledge by email or facsimile receipt of the foregoing second notification regardless of whether or not the first notification was acknowledged as aforesaid.

4.	METHOD OF PAYMENT

(a)
All the pre-delivery payments and the payment due on delivery in settlement of the CONTRACT PRICE as provided for in Paragraph 2 of this Article shall be made in U.S. Dollars on or before the DUE DATE thereof by telegraphic transfer as follows;

(i)
The payment of the first, second, third and fourth instalments shall be made to the account (Account No.: 001-1-545027) of the Hana Bank (hereinafter called the "Hana Bank") with JP MORGAN CHASE BANK, N.A., 4 New York Plaza Floor 15, New York, NY 10004, USA.  In the event that the BUILDER nominates a bank other than the Hana Bank, the BUILDER shall notify the BUYER of the designated bank and account at least ten (10) business days prior to the DUE DATE.

(ii)
The fifth instalment as provided for in Paragraph 2.(e) of this Article shall be deposited in an account in the name of the BUILDER with the Hana Bank, Seoul branch, or, if the BUILDER requires, at the account of the BUILDER with another internationally recognized bank that is approved by the BUYER (acting reasonably) by telegraphic transfer remittance at least three (3) business days prior to the scheduled delivery date of the VESSEL notified by the BUILDER, with instructions that the said instalment is payable to the BUILDER against presentation by the BUILDER to the Hana Bank or such other bank nominated by the BUILDER (and approved by the BUYER), as the case may be, of a duplicate original copy of the PROTOCOL OF DELIVERY AND ACCEPTANCE of the VESSEL signed by the BUILDER and the BUYER.

The BUILDER shall advise the BUYER of the details of its account with the Hana Bank, Seoul Branch or such other internationally recognized bank for the

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BUYER's approval (acting reasonably), at least fifteen (15) business days prior to the scheduled delivery date of the VESSEL.

The instruction by the BUYER to the Hana Bank or such other bank nominated by the BUILDER shall include instructions that the Hana Bank or such other bank nominated by the BUILDER shall return the amount deposited to the account specified by the BUYER or by the BUYER's financing bank in the event that delivery of the VESSEL is not effected with fifteen (15) days of the BUYER making the deposit.  However, if the BUILDER and the SELLER both agree on a newly scheduled delivery date, the BUYER shall make the cash deposit in accordance with the same terms and conditions as set out above.

(b)
Simultaneously with each of such payments, the BUYER shall advise the BUILDER of the details of the payments by e-mail or facsimile and at the same time, the BUYER shall cause the BUYER's remitting Bank to advise the Hana Bank or such other bank nominated by the BUILDER of the details of such payments by authenticated bank cable or telex.

5.	REFUND BY THE BUILDER

The payments made by the BUYER to the BUILDER prior to delivery of the VESSEL shall constitute advances to the BUILDER. If the VESSEL is rejected by the BUYER in accordance with the terms of this CONTRACT, or except in the case of rescission or cancellation of this CONTRACT by the BUILDER under the provisions of Article XI hereof, if the BUYER terminates, cancels or rescinds this CONTRACT pursuant to any of the provisions of this CONTRACT specifically permitting the BUYER to do so, the BUILDER shall forthwith refund to the BUYER, in U.S. Dollars, the full amount of total sums paid by the BUYER to the BUILDER in advance of delivery together with interest thereon as herein provided.

The transfer and other bank charges of such refund shall be for the BUILDER's account. The interest rate of the refund, as above provided, shall be five per cent (5%) per annum from the date following the date of receipt by the BUILDER of the pre-delivery instalment(s) to the date of remittance by telegraphic transfer of such refund, provided, however, that if the cancellation of this CONTRACT by the BUYER is based solely upon delays due to force majeure or other causes beyond the control of the BUILDER as provided for in Paragraph 1 of Article VIII hereof, then in such event, the interest rate of refund shall be reduced to four per cent (4%) per annum.

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It is hereby understood by both parties that payment of any interest provided herein is by way of liquidated damages due to cancellation of this CONTRACT and not by way of compensation for use of money.

If, the BUILDER is required to refund to the BUYER the instalments paid by the BUYER to the BUILDER as provided in this Paragraph, the BUILDER shall return to the BUYER all of the BUYER's supplies as stipulated in Article XII which were not incorporated into the VESSEL and pay to the BUYER an amount equal to the cost to the BUYER of those supplies incorporated into the VESSEL.

6.	TOTAL LOSS

If there is a total loss or a constructive total loss of the VESSEL prior to delivery thereof, the BUILDER shall proceed according to the mutual agreement of the parties hereto either:

(a)
to build another vessel in place of the VESSEL so lost and deliver it under this CONTRACT to the BUYER, provided that the parties hereto shall have agreed in writing to a reasonable cost and time for the construction of such vessel in place of the lost VESSEL; or

(b)
to refund to the BUYER the full amount of the total sums paid by the BUYER to the BUILDER under the provisions of Paragraph 2 of this Article together with interest thereon at the rate of five per cent (5%) per annum from the date following the date of receipt by the BUILDER of such pre-delivery instalment(s) to the date of payment by the BUILDER to the BUYER of the refund.

If the parties hereto fail to reach such agreement within two (2) months after the VESSEL is determined to be a total loss or constructive total loss, the provisions of (b) hereinabove shall be applied.

7.	INSOLVENCY

In addition to the other provisions of the CONTRACT permitting the BUYER to rescind or cancel this CONTRACT, if an order of an effective resolution shall be passed for the winding up of the BUILDER (except for the purpose of reorganization, merger or amalgamation), then the BUYER shall have the right to terminate this Contract and the provisions of Paragraph 5 of

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this Article shall apply.

8.	DISCHARGE OF OBLIGATIONS

Such refund as provided in the foregoing Paragraphs 5 and 6 by the BUILDER to the BUYER shall forthwith discharge all the obligations, duties and liabilities of each of the parties hereto to the other.

Any and all refunds or payments due to the BUYER under this CONTRACT shall be effected by telegraphic transfer to the account specified by the BUYER.

9.	REFUND GUARANTEE

The BUILDER shall deliver to the BUYER by hard copy or by SWIFT through the BUYER's bank an assignable letter of guarantee issued by the Hana Bank or any other bank acceptable to the BUYER for the refund of the pre-delivery instalments plus interest as aforesaid to the BUYER under or pursuant to Paragraphs 5 and 6 above in the form annexed hereto as Exhibit "A". All expenses in issuing and maintaining the letter of guarantee described in this Paragraph shall be borne by the BUILDER. In case of SWIFT, the BUYER shall advise the BUILDER of the details of the BUYER's bank including the SWIFT address upon execution of this CONTRACT.

(End of Article)

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ARTICLE XI : BUYER'S DEFAULT

1.	DEFINITION OF DEFAULT

The BUYER shall be deemed to be in default under this CONTRACT in the following cases :

(a) If the first, second, third, or fourth instalment is not paid to the BUILDER within respective DUE DATE of such instalments; or

(b)
If the fifth instalment is not deposited in an account in the name of the BUILDER with the Hana Bank, or in an account of the BUILDER with any other internationally recognized bank nominated by the BUILDER in accordance with Article X.4.(a)(ii) hereof, or if the said fifth instalment deposit is not released to the BUILDER against presentation by the BUILDER of a duplicate original copy of the PROTOCOL OF DELIVERY AND ACCEPTANCE; or

(c) If the BUYER fails to take delivery of the VESSEL when the VESSEL is duly tendered for delivery by the BUILDER under the provisions of Article VII hereof; or

(d) If an order or an effective resolution shall be passed for winding up of the BUYER (except for the purpose of reorganization, merger or amalgamation).

In case the BUYER is in default of any of its obligations under this CONTRACT, the BUILDER is entitled to and shall have the following rights, powers and remedies in addition to such other rights, powers and remedies as the BUILDER may have elsewhere in this CONTRACT and/or at law, at equity or otherwise.

2.	EFFECT OF THE BUYER'S DEFAULT ON OR BEFORE THE DELIVERY OF THE VESSEL

If the BUYER shall be in default as provided in Paragraph 1 above of its obligations under this CONTRACT, then;

(a)
The DELIVERY DATE of the VESSEL shall be extended automatically for the actual period of such default and the BUILDER shall not be obliged to pay any liquidated damages for the delay in delivery of the VESSEL caused thereby.

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(b)
The BUYER shall pay to the BUILDER interest at the rate of four per cent (4%) per annum in respect of the instalment(s) in default from the respective DUE DATE to the date of actual receipt by the BUILDER of the full amount of such instalment(s).

(c)
If the BUYER is in default in payment of any of the instalment(s) due and payable prior to or simultaneously with the delivery of the VESSEL, the BUILDER shall, by email or facsimile, notify the BUYER to that effect, and the BUYER shall, upon receipt of such notification, forthwith acknowledge by email or facsimile to the BUILDER that such notification has been received.

(d)
If any of the BUYER's default continues for a period of seven (7) days after the BUILDER's notification to the BUYER of such default, the BUILDER may, at its option, rescind this CONTRACT by serving upon the BUYER a written notice or a facsimile notice of rescission confirmed in writing.

(e)
In the event of such cancellation by the BUILDER of this CONTRACT due to the BUYER's default as provided for in paragraph 1 above, the BUILDER shall be entitled to retain and apply the instalments already paid by the BUYER to the recovery of the BUILDER's loss and damage including, but not being limited to, reasonable estimated profit.

3.	SALE OF VESSEL

If the BUILDER terminates this CONTRACT as provided in this Article XI, the BUILDER shall have the full right and power either to complete or not to complete the VESSEL which is the sole property of the BUILDER as it deems fit, and to sell the VESSEL at a public or private sale on such terms and conditions as the BUILDER thinks fit without being answerable for any loss or damage.

The proceeds received by the BUILDER from the sale shall be applied in addition to the instalment(s) retained by the BUILDER as mentioned hereinabove as follows : -

First,
in payment of all reasonable costs and expenses of the sale of the VESSEL, including interest thereon at five per cent (5%) per annum from the respective date of payment of such costs and expenses aforesaid to the date of sale on account of the BUYER's default.

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Second,
if the VESSEL has been completed, in or towards satisfaction of the unpaid balance of the CONTRACT PRICE, to which shall be added the cost of all additional work and extras agreed by the BUYER including interest thereon at five per cent (5%) per annum from the respective DUE DATE of the instalment in default to the date of sale, or if the VESSEL has not been completed, in or towards satisfaction of the unpaid amount of the cost incurred by the BUILDER prior to the date of sale on account of construction of the VESSEL, including work, labour, materials and reasonably estimated profit which the BUILDER would have been entitled to receive if the VESSEL had been completed and delivered plus interest thereon at five per cent (5%) per annum from the respective DUE DATE of the instalment in default to the date of sale.

Third,	the balance of the proceeds, if any, shall belong to the BUYER, and shall forthwith be paid over to the BUYER by the BUILDER.

In the event of the proceeds from the sale together with instalment(s) retained by the BUILDER being insufficient to pay the BUILDER, the BUYER shall be liable for the deficiency and shall pay the same to the BUILDER upon its demand.

(End of Article)

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ARTICLE XII : BUYER'S SUPPLIES

1.	RESPONSIBILITY OF THE BUYER

The BUYER shall, at its cost and expense, supply all the BUYER's supplies as specified in Paragraph 0.16 of the SPECIFICATIONS (hereinafter called the "BUYER'S SUPPLIES"), to the BUILDER at the SHIPYARD in good condition ready for installation and in accordance with the time schedule to be furnished by the BUILDER to meet the building schedule of the VESSEL.

In order to facilitate the installation of the BUYER'S SUPPLIES by the BUILDER, the BUYER shall furnish the BUILDER with the necessary plans, instruction books, test report and all test certificates required by the BUILDER and shall cause the representative(s) of the makers of the BUYER'S SUPPLIES to give the BUILDER any advice, instructions or assistance which the BUILDER may reasonably require in the installation or adjustment thereof at the SHIPYARD, all without cost or expense to the BUILDER.

The BUYER shall be liable for any expense incurred by the BUILDER for repair of the BUYER'S SUPPLIES due to defective design or materials, poor workmanship or performance or due to damage in transit and the DELIVERY DATE of the VESSEL shall be extended for the period of such repair if such repair shall affect the delivery of the VESSEL.

Commissioning into good order of the BUYER'S SUPPLIES during and after installation on board shall be made at the BUYER's expense by the representative of respective maker or the person designated by the BUYER in accordance with the BUILDER's building schedule.

Should the BUYER fail to deliver to the BUILDER the BUYER'S SUPPLIES and the necessary document or advice for such supplies within the time specified by the BUILDER, the DELIVERY DATE of the VESSEL shall automatically be extended for the period of such delay if such delay in delivery shall affect the delivery of the VESSEL. In such event, the BUYER shall pay to the BUILDER all losses and damages sustained by the BUILDER due to such delay in the delivery of the BUYER'S SUPPLIES and such payment shall be made upon delivery of the VESSEL, provided, however, that the BUILDER shall have

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	(a)	furnished the BUYER with the time schedule referred to above, two (2) months prior to installation of the BUYER'S SUPPLIES and

(b)
given the BUYER written notice of any delay in delivery of the BUYER'S SUPPLIES and the necessary document or advice for such supplies as soon as the delay occurs which might give rise to a claim by the BUILDER under this Paragraph.

Furthermore, if the delay in delivery of the BUYER'S SUPPLIES and the necessary document or advice for such supplies should exceed ten (10) days from the date specified by the BUILDER, the BUILDER shall be entitled to proceed with construction of the VESSEL without installation of such items (regardless of their nature or importance to the BUYER or the VESSEL) in or on the VESSEL without prejudice to the BUILDER's right hereinabove provided, and the BUYER shall accept the VESSEL so completed.

2.	RESPONSIBILITY OF THE BUILDER

The BUILDER shall be responsible for storing, safekeeping and handling the BUYER'S SUPPLIES which the BUILDER is required to install on board the VESSEL under Paragraph 0.16 of the SPECIFICATIONS after delivery of such supplies to the SHIPYARD, and shall install such supplies on board the VESSEL at the BUILDER's expense unless otherwise specified in the SPECIFICATIONS.

However, the BUILDER shall not be responsible for the quality, performance or efficiency of any equipment included in the BUYER'S SUPPLIES and is under no obligation with respect to the guarantee of such equipment against any defects caused by poor quality, performance or efficiency of the BUYER'S SUPPLIES. If any of the BUYER'S SUPPLIES is lost or damaged while in the custody of the BUILDER, the BUILDER shall, if the loss or damage is due to wilful default or negligence on its part, be responsible for such loss or damage.

(End of Article)

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ARTICLE XIII : ARBITRATION

1.	APPOINTMENT OF THE ARBITRATOR

If any dispute or difference shall arise between the parties hereto concerning any matter or thing herein contained, or the operation or construction thereof, or any matter or thing in any way connected with this CONTRACT or the rights, duties or liabilities of either party under or in connection with this CONTRACT, then, in every such case, the dispute or difference shall be referred to arbitration in London by a sole arbitrator. The arbitrator shall be appointed by agreement within fourteen (14) days of first written notification of either party to the other of intention to arbitrate such dispute or difference, or in default of such agreement, upon the application of either of the parties, by the President for the time being of the London Maritime Arbitrators Association who shall in making any such appointment have due regard to the requirement for an expeditious resolution of the dispute and in particular the availability of any arbitrator so appointed for an early hearing date.

2.	LAWS APPLICABLE

Any arbitration arising hereunder shall be governed by and construed in accordance with the Arbitration Act 1996 of England or any statutory modification or re-enactments thereof for the time being in force. The award of the arbitrator shall be final and binding upon parties hereto.

3.	PROCEEDINGS

In the event of any dispute or difference arising or occurring prior to delivery to, or acceptance by, the BUYER of the VESSEL being referred to arbitration, the parties hereby acknowledge that time is of the essence in obtaining an award from the arbitrator on such dispute or difference and the parties hereby agree that the arbitration shall be conducted according to the following timetable:

(a) The claimant in the arbitration to serve points of claim within fourteen (14) days of the appointment of the arbitrator.

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	(b)	The respondent in the arbitration to serve points of defence and points of counterclaim, if any, within fourteen (14) days thereafter.

(c)
The claimant to serve points of reply and defence to counterclaim, if any, within seven (7) days thereafter and the hearing of the arbitration to commence within twelve (12) weeks of the appointment of the arbitrator.

4.	ALTERATION OF DELIVERY OF THE VESSEL

In the event of the arbitration of any dispute or difference arising or occurring prior to delivery to, or acceptance by the BUYER of the VESSEL, the award by the arbitrator shall include a finding as to whether or not the DELIVERY DATE of the VESSEL should, as a result of such dispute, be in any way altered thereby.

(End of Article)

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ARTICLE XIV : SUCCESSORS AND ASSIGNS

Neither party shall assign or transfer all or any part of its rights or obligations under this CONTRACT to any third party without the prior written consent thereto of the other party.

Notwithstanding the foregoing, the BUYER shall have the right by giving notice in writing to the BUILDER, to assign the benefit of this CONTRACT and the Refund Guarantee:

(i)	to any subsidiary or affiliate company of the BUYER; and/or

(ii)	by way of security for any loan provided to the BUYER by any one or more banks or other financial institutions to finance its purchase of the VESSEL hereunder.

The BUILDER further agrees that, prior to delivery of the VESSEL, this CONTRACT may, with the prior written approval of the BUILDER, which the BUILDER shall not unreasonably withhold, be transferred to and the title thereof may be taken by another company. In the event of any assignment pursuant to the terms of this CONTRACT, the assignee, its successors and assigns shall succeed to all the rights and obligations of the BUYER under this CONTRACT. However, the BUYER shall remain responsible for performance by the assignee, its successors and assigns of all the BUYER's obligations, liabilities and responsibilities under this CONTRACT. It is understood that any expenses or charges incurred due to the transfer of this CONTRACT shall be for the account of the BUYER.

(End of Article)

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ARTICLE XV : TAXES AND DUTIES

1.	TAXES AND DUTIES IN KOREA

The BUILDER shall bear and pay all taxes and duties levied or imposed in Korea in connection with the execution and/or performance of this CONTRACT, except any taxes and duties imposed in Korea upon BUYER's Supplies or upon the activities of the BUYER's employees and agents.

2.	TAXES AND DUTIES OUTSIDE KOREA

The BUYER shall bear and pay all taxes and duties levied or imposed outside Korea in connection with execution and/or performance of this CONTRACT except for any taxes and duties imposed upon those items or services to be procured by BUILDER for construction of the VESSEL.

(End of Article)

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ARTICLE XVI : PATENTS, TRADEMARKS AND COPYRIGHTS

1.	PATENTS, TRADEMARKS AND COPYRIGHTS

Machinery and equipment of the VESSEL, whether made or furnished by the BUILDER under this CONTRACT, may bear the patent numbers, trademarks, or trade names of the manufacturers. The BUILDER shall defend and save harmless the BUYER from all liabilities or claims for or on account of the use of any patents, copyrights or design of any nature or kind, or for the infringement thereof including any unpatented invention made or used in the performance of this CONTRACT and also for any costs and expenses of litigation, if any in connection therewith.  No such liability or responsibility shall be with the BUILDER with regard to components and/or equipment and/or design supplied by the BUYER.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyrights in equipment covered by this CONTRACT, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

2.	RIGHTS TO THE SPECIFICATIONS, PLANS, ETC.

The BUILDER retains all rights with respect to the SPECIFICATIONS, plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER shall not disclose the same or divulge any information contained therein to any third parties, including but not limited to any other shipbuilders, without the prior written consent of the BUILDER, excepting where it is necessary for usual operation, repair and maintenance of the VESSEL. In case the BUYER is in breach of its obligation under this Article, the BUILDER shall be entitled to any rights, powers and remedies in this CONTRACT and/or at law, at equity or otherwise to recover any damages caused by the breach of the BUYER.

(End of Article)

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ARTICLE XVII : COMPLIANCE AND ANTI-BRIBERY

1.	REPRESENTATIONS OF THE PARTIES

During the Term of this CONTRACT and for the duration of any services provided hereunder, each party certifies and represents as follows:

(a)
It will comply with the laws of any jurisdiction applicable to such party as it relates to this CONTRACT, including but not limited to any applicable anti-corruption and anti-bribery laws, also including, without limitation, the United States Foreign Corrupt Practices Act ("US FCPA"), the UK Bribery Act 2010 ("UK Bribery Act") and the anti-bribery or anti-corruption laws of South Korea as such laws may be amended from time to time.

(b)
In connection with this CONTRACT, it has not and will not make any payments or gifts or provide other advantages, or any offers or promises of payments or gifts or other advantages of any kind, directly or indirectly, to:

		(i)	any person or entity with the intention of obtaining or retaining a business advantage for itself or the other party to this CONTRACT;

(ii)
any official or member of any government or any agency or instrumentality thereof; any official or member of any public international organisation or any agency or instrumentality thereof; any or official of a political party or any candidate for political office (herein 'public official'); or any person while knowing or reasonably suspecting that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any public official, in violation of the UK Bribery Act, the US FCPA or the laws of South Korea.

(c)
In connection with this CONTRACT, it has not and will not request, agree to accept or accept from any person or entity any payments or gifts or other advantages, or any offers or promises of payments or gifts or other advantages of any kind, directly or indirectly, as a reward or inducement to perform its obligations under this CONTRACT in any way improperly.

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2.	INDEMNIFICATION

Each party agrees that it will fully indemnify, defend and hold harmless the other party from any claims, liabilities, damages, expenses, penalties, judgments and losses (including reasonable attorneys' fees) assessed or resulting by reason of a breach of the representations and undertakings contained in this Article XVII to the extent permitted by law.

(End of Article)

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ARTICLE XVIII : INTERPRETATION AND GOVERNING LAW

This CONTRACT has been prepared in English and shall be executed in duplicate and in such number of additional copies as may be required by either party respectively. The parties hereto agree that the validity and interpretation of this CONTRACT and of each Article and part thereof shall be governed by the laws of England.

(End of Article)

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ARTICLE XIX : NOTICE

Any and all notices, requests, demands, instructions, advices and communications in connection with this CONTRACT shall be written in English, sent by registered air mail, email or facsimile and shall be deemed to be given when first received whether by registered mail, email or facsimile. They shall be addressed as follows, unless and until otherwise advised: -

To the BUILDER :	Hyundai Heavy Industries Co., Ltd.
1000, Bangeojinsunhwan-doro,
Dong-Gu, Ulsan, Korea

Attention: Mr. Y.H Kim / General Manager
Contract Management Department
Facsimile: +82-52-202-3448 / 3425
Telephone: +82-52-202-3041
E-Mail: cmdept@hhi.co.kr

To the BUYER:	DHT Holdings, Inc.
c/o DHT Management AS
Haakon VIIs gt. 1, 6th floor,
0125 Oslo, Norway

Attention: Svenn Magne Edvardsen, Technical Director
Facsimile: + 47 2311 5081
Telephone: + 47 2311 5080
E-Mail: sme@dhtankers.com

The said notices shall become effective upon receipt of the letter, email or facsimile communication by the receiver thereof. Where a notice by email or facsimile is concerned which is required to be confirmed by letter, then, unless the CONTRACT or the relevant Article thereof otherwise requires, the notice shall become effective upon receipt of such email or facsimile.

(End of Article)

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ARTICLE XX : EFFECTIVENESS OF THIS CONTRACT

This CONTRACT shall become effective upon signing by the parties hereto.

(End of Article)

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ARTICLE XXI : EXCLUSIVENESS

This CONTRACT shall constitute the only and entire agreement between the parties hereto, and unless otherwise expressly provided for in this CONTRACT, all other agreements, oral or written, made and entered into between the parties prior to the execution of this CONTRACT shall be null and void.

(End of Article)

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IN WITNESS WHEREOF, the parties hereto have caused this CONTRACT to be duly executed on the date and year first above written.

BUYER		BUILDER

For and on behalf of DHT HOLDINGS, INC.		For and on behalf of HYUNDAI HEAVY INDUSTRIES CO., LTD.

By	/s/ Trygve P. Munthe	By	/s/ Sam H. Ka
Name:	Trygve P. Munthe	Name:	Sam H. Ka
Title:	President	Title:	Attorney-in-fact

WITNESS: /s/ [illegible]
By	/s/ Svein M. Harfjeld
Name:	Svein Harfjeld
Title:	CEO

EXHIBIT "A"

OUR LETTER OF GUARANTEE NO.

DHT HOLDINGS, INC. Clarendon House 2 Church Street Hamilton HM11 Bermuda	Date : ____________, 2013

Gentlemen:

We hereby open our irrevocable letter of guarantee number _________ in favour of DHT Holdings, Inc., Hamilton, Bermuda (hereinafter called the "BUYER") for account of Hyundai Heavy Industries Co., Ltd., Ulsan, Korea (hereinafter called the "BUILDER") as follows in connection with the shipbuilding contract dated ____________, 2013 (hereinafter called the "CONTRACT") made by and between the BUYER and the BUILDER for the construction of one (1) 300,000 DWT Class Crude Oil Carrier having the BUILDER's Hull No. ____ hereinafter called the "VESSEL").

In consideration of the BUYER entering into the CONTRACT with the BUILDER and agreeing to pay to the BUILDER the instalment(s) before delivery of the VESSEL under the CONTRACT, if, in connection with the terms of the CONTRACT, the BUYER shall become entitled to a refund of the advance instalment(s) of the Contract Price made to the BUILDER prior to the delivery of the VESSEL (the "INSTALMENTS"), we the undersigned as a primary obligor and not merely as a surety, hereby unconditionally and irrevocably guarantee the repayment of the same without any withholding taxes or deductions to the BUYER within ten (10) banking days after demand not exceeding the amount of INSTALMENTS previously received by the BUILDER together with interest thereon at the rate of five per cent (5%) per annum from the date following the date of receipt of each INSTALMENT by the BUILDER to the date of remittance by telegraphic transfer of such refund.

This Guarantee shall be in force and effect from the date of BUILDER's actual receipt of the first INSTALMENT or advance payment in the amount of United States Dollars_[].

This Guarantee shall cover the amount corresponding to but not exceeding the amount of the INSTALMENTS received by the BUILDER, but in any eventuality the amount of this guarantee shall not exceed the total sum of [GUARANTEE MAXIMUM] (Say U.S. Dollars [GUARANTEE MAXIMUM – IN WORDS] only) plus interest thereon at the rate of five per cent (5%) per annum from the date following the date of the BUILDER's receipt of each INSTALMENT to the date of remittance by telegraphic transfer of the refund. However, in the event of cancellation of the CONTRACT being based solely on delays due to force majeure or other causes beyond the control of the BUILDER as provided for in Article VIII of the CONTRACT, the interest rate of refund shall be reduced to four per cent (4%) per annum as provided in Article X of the CONTRACT.

In case any refund is made to you by the BUILDER or by us under this guarantee, our liability hereunder shall be automatically reduced by the amount of such refund received by you. Any refund received by you which gives rise to an automatic reduction in accordance herewith shall be notified to us prior to submitting any claim for payment under this guarantee.

Any payment by the undersigned under this guarantee in accordance with its terms, shall be made within ten (10) banking days from the receipt by us of a written demand from you including a signed statement certifying that the BUYER's demand for refund has been made in conformity with Article X of the CONTRACT and the BUILDER has failed to make the refund within ten (10) banking days after your demand to the BUILDER.

Notwithstanding the provisions hereinabove, in the event that within ten (10) banking days from the date of your claim to the BUILDER referred to above, we receive written notification from you or the BUILDER confirmed by an arbitrator stating that your claim to cancel the CONTRACT or your claim for refundment thereunder has been disputed and referred to arbitration in accordance with the provisions of the CONTRACT, we shall under this guarantee, refund to you the sum adjudged to be due to you by the BUILDER pursuant to the award made under such arbitration within ten (10) banking days upon receipt from you of a demand for the sums so adjudged and a copy of the award.

Our liabilities under this letter of guarantee shall not be discharged, impaired or diminished by any period of time, grace period or indulgence granted by the BUYER to the BUILDER, or by any modification of or variation, amendment or supplement to the CONTRACT, or by any assignment of the CONTRACT, or by any invalidity, irregularity, unenforceability if any of the terms of the CONTRACT, or by any act, omission, fact or circumstances of whatsoever kind which could or might otherwise in any way discharge any of our liabilities of influence the performance of our obligations hereunder, or by any insolvency, bankruptcy or liquidation or reorganisation of the BUILDER.

This letter of guarantee shall become null and void upon receipt by the BUYER of the sum guaranteed hereby or upon acceptance by the BUYER of the delivery of the VESSEL in accordance with the terms of the CONTRACT and, in either case, the BUYER shall return this letter of guarantee to us or shall arrange with their bank to confirm us by SWIFT (our SWIFT address : ______) that this letter of guarantee has been null and void.

This letter of guarantee is assignable and valid from the date of this letter of guarantee until such time as the VESSEL is delivered by the BUILDER to the BUYER in accordance with the provisions of the CONTRACT.

We hereby certify, represent and warrant that all acts, conditions and things required to be done and performed and to have occurred precedent to the creation and issuance of this letter of guarantee, and to constitute the valid and legally binding obligations of the undersigned, enforceable in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all applicable laws.

In the event that any withholding or deduction is imposed by any law, we will pay such additional amount as may be necessary in order that the actual amount received after deduction or withholding shall equal the amount that would have been received, if such deduction or withholding were not required.

This guarantee shall be governed by and construed in accordance with English law and the undersigned hereby submits to the exclusive jurisdiction of the Commercial Court in London, England.

The undersigned hereby appoints [INSERT PERSON] to receive service of proceedings in the court on its behalf.

Very truly yours,

for and on behalf of

By
Name:
Title: